EXHIBIT 99.1

February 15, 2005

Madeline Hopkins	Michael J. Ruane
(484) 582-5506	(484) 582-5405	www.sungard.com

SUNGARD ANNOUNCES RECORD RESULTS FOR 2004

Net Income per Share Grew 21%, Revenue Grew 20%

Wayne, PA — SunGard (NYSE:SDS), a global leader in integrated software and processing solutions primarily for financial services and the pioneer and leading provider of information availability services, reported today that net income for the year ended December 31, 2004 was $454 million, a 23% increase over $370 million for 2003; diluted net income per share grew 21% to $1.54.

Full-year 2004 net income and diluted net income per share includes an after-tax gain of approximately $46 million, or $0.16 per diluted share, from the sale of Brut LLC in September 2004. Merger and spin-off costs and related items were $0.02 per share in 2004, compared to zero in 2003. Excluding the gain from the sale of Brut and all merger and spin-off costs, diluted net income per share was $1.40, up 10% over comparable results of $1.27 in 2003. The Notes to this release include further details concerning merger and spin-off costs, and the gain from the sale of Brut.

For the fourth quarter, net income and diluted net income per share was $112 million and $0.38 per diluted share, about the same as reported in the fourth quarter of 2003. Merger and spin-off costs were $0.02 per share in the quarter, compared to a $0.01 per share benefit in the fourth quarter of 2003 from the reversal of previously-recorded merger costs. Diluted net income per share before merger and spin-off costs was $0.40 for the quarter, representing an increase of 8% from the fourth quarter of last year.

Revenue for full-year 2004 was $3.56 billion, an increase of 20% over the $2.96 billion reported for 2003. Revenue for the fourth quarter was $917 million, an increase of 14% over the $804 million reported in the year ago period. Internal revenue (revenue from businesses owned for at least one year and excluding revenue from Brut) grew 2% for 2004 and 4% in the fourth quarter, with the impact of favorable exchange rates contributing approximately 2% in each period.

“SunGard grew stronger and posted record revenue and net income in 2004,” commented Cristóbal Conde, president and chief executive officer. “We are a trusted partner to our many customers. In Software & Processing, this includes some of the world’s elite financial services, higher education and public sector institutions, and in Availability Services, this includes customers across the entire spectrum of information availability needs, from “always on” production services to “always ready” standby services. Our competitiveness is better than ever.”

On October 4, 2004, SunGard announced a plan to spin off its Availability Services business to stockholders through a tax-free distribution of shares. The spin-off is now expected to be completed during the second quarter of 2005, subject to customary conditions including the receipt of a favorable ruling from the Internal Revenue Service.

“The separation of the businesses is expected to have a positive impact on growth for both the company’s Software & Processing business and its Availability Services business over time. Before completion of the spin-off, each of the two businesses will provide financial guidance as a standalone company. In the interim, we are providing our 2005 outlook for the combined company,” said Mr. Conde.

SunGard’s 2005 outlook assumes a continuation of the current demand environment for its products and services. To provide an outlook on a comparable basis to 2004 results, the 2005 outlook excludes an estimated charge of $10 to $15 million related to the relocation of an availability services facility during the first quarter of 2005, spin-off costs and stock option expenses. This outlook also assumes no merger-related items in 2005 because the timing and magnitude of merger costs are unpredictable.

On this basis, the company’s outlook for 2005 diluted net income per share is in the range of $1.51 to $1.57 per share, representing growth of between 8% and 12%. As in prior years, SunGard ended 2004 with a software license backlog that is included in the 2005 outlook. This year’s backlog was higher than usual, totaling $19 million, with the largest portion coming from license-fee businesses acquired in 2004. SunGard expects growth in internal revenue in both its Software & Processing business and its Availability Services business to be in the low to middle single digits for the full year 2005.

Software & Processing, comprising Investment Support Systems and Higher Education and Public Sector Systems, provides a broad range of integrated solutions primarily to two verticals, financial services and higher education. For the year, this business grew revenue by 32%, reaching $2.36 billion. For the fourth quarter revenue grew by 22%. Internal revenue grew by 3% for the year and 6% for the quarter. The impact of favorable exchange rates contributed approximately 2% to internal revenue growth in each period. License fees were $211 million for the year and $64 million for the fourth quarter.

Investment Support Systems (ISS) revenue grew 15% to $1.84 billion for the year. Fourth quarter revenue grew by 2% to $466 million. ISS internal revenue grew 2.5% for the year and 5% in the fourth quarter, including a 2% favorable impact from currency changes during each period. Most of the improvement came from the buy-side. ISS license sales were $149 million for the year and $46 million for the quarter. Cost-cutting continues to be important to many customers, resulting in more scrutiny and pricing pressure, but investment in growth opportunities and regulatory compliance continue to increase in importance. Some notable deals signed this quarter include:

•	A global provider of electronics, information and communications products selected AvantGard to manage its global treasury operations. AvantGard’s centralized structure will help improve their operational efficiencies and procedures.

•	One of the UK’s largest banks selected SunGard’s Basel II solution to provide it the ability to fully comply with the transparency and auditability that the regulation demands.

•	A large provider of corporate trust services signed a five-year contract renewal for the BondMaster, CertMaster, and FiRRe systems.

Higher Education and Public Sector Systems (HE/PS) revenue increased 193% to $525 million for the year. Fourth quarter revenue increased 207% to $145 million. Internal revenue increased approximately 5% for the year and 11% in the fourth quarter. HE/PS license sales were $62 million for the year and $18 million for the quarter. Colleges and universities have escalating IT requirements, as they seek to develop integrated enterprise architectures to replace disparate legacy systems and as students, faculty and administrators demand 24/7 Web-based self-service. The public sector is under pressure to comply with new federal and state mandates that require significant investments to upgrade its technology. Some notable deals signed this quarter include:

•	A comprehensive, internationally renowned research university and academic health center in Alabama selected the SCT Banner Unified Digital Campus solution to support its more than 16,000 students.

•	Building on a 30 year relationship, SunGard SCT signed a multi-million dollar agreement with a state university and community college system which covers their 19 campuses.

•	SunGard OSSI, which provides technology solutions to public safety agencies, signed an agreement with a city in North Carolina.

Availability Services (AS) revenue increased 2% to $1.19 billion for the year. Fourth quarter revenue increased 1% to $306 million. The impact of favorable exchange rates contributed approximately 2% to revenue growth in each period. AS serves information-dependent enterprises of all types by helping to ensure the continuity of their business. Today more than half of outgoing customer proposals bundle two or more services, representing a gradual change over the past several years from when most customers shopped for standalone services. SunGard is positioned better than ever to meet the increasing demands of customers across the spectrum of both always-on and always-ready services. The more complex the challenge, the more differentiated SunGard’s offerings become. More than 600 new name accounts were signed in 2004. Some notable contracts signed this quarter include:

•	One of North America’s largest railroads selected an information availability solution including asynchronous replication, traditional recovery services and professional services.

•	A major insurance company, that intended to move its availability solution in-house, renewed its contract with SunGard and engaged professional services for assistance in developing an architected solution.

•	A leading financial services institution signed an agreement with SunGard to provide a tertiary site to its own primary and secondary data centers.

SunGard has exceptional financial strength, which enables it to invest in its existing businesses and acquire new ones. Cash flow from operations for the full year was approximately $785 million. Total debt at December 31, 2004 was $554 million, a net increase of $355 million from December 31, 2003, after issuing $500 million of unsecured senior notes in January 2004. These proceeds and existing cash balances were used during 2004 to fund ten acquisitions totaling $774 million (net of cash acquired) and capital expenditures of $240 million company wide. At the end of 2004, cash balances were $675 million, an increase of $196 million from December 31, 2003.

In February of 2004 SunGard announced a five million share repurchase program to provide shares for SunGard’s employee stock purchase and stock option programs. Through December 31, 2004, 3.93 million shares were repurchased for a total cost of $104 million. The company does not expect to repurchase any additional shares under this program, which will expire later this month.

Webcast

SunGard will hold its quarterly earnings conference call at 9:00 a.m. EDT tomorrow, February 16, 2005. You may listen to the call live at www.vcall.com. An audio replay of the call will be available from noon tomorrow through Wednesday, February 23, 2005 at www.vcall.com and at (719) 457-0820, passcode 7878405. A copy of this press release and other financial and statistical data can be found at

www.sungard.com by clicking on “Investors” and “SunGard Financial Reports.” All statements made by SunGard officers on the earnings conference call and the information posted on the SunGard Web site are the copyrighted property of SunGard. Recording of the earnings conference call is prohibited without the express prior written consent of SunGard.

About SunGard

SunGard is a global leader in integrated software and processing solutions, primarily for financial services. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 20,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. SunGard (NYSE:SDS) is a member of the S&P 500 and has annual revenue of $3 billion. Visit SunGard at www.sungard.com.

Trademark Information: SunGard and the SunGard logo, AvantGard, BondMaster, CertMaster, FiRRe and SCT Banner Unified Digital Campus are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements about the expected future prospects of our software and processing business and our availability services business as two independent companies if the planned spin-off is completed, statements about the expected effects, timing and completion of the planned spin-off, statements about our outlook for earnings per share in 2005, statements about our outlook for internal revenue growth in 2005, and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown on information technology spending levels, trading volumes and services revenue, and including the fact that the economic slowdown has left many companies with excess data center capacity that provides them with the capability for in-house dedicated availability solutions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our clearing broker operations; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism or catastrophic events; the timing and magnitude of software sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The planned spin-off may be delayed or may not be completed due to a number of factors, including the board of directors’ discretion to delay or cancel the spin-off or the failure to obtain a favorable ruling from the Internal Revenue Service or an acceptable tax opinion. The factors described in this paragraph and other factors that may affect our business or future financial results and our ability to complete a spin-off, as and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2003, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

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SunGard Data Systems Inc.

Consolidated Income Statements

(in thousands, except per-share amounts)

	Year Ended December 31,		Three Months Ended December 31,
	2004	2003	2004	2003
Revenue:
Services	$3,179,967	$2,661,409	$815,704	$705,446
License and resale fees	282,085	209,756	81,111	73,432

Total products and services	3,462,052	2,871,165	896,815	778,878
Reimbursed expenses	93,819	84,087	20,350	25,423

	3,555,871	2,955,252	917,165	804,301

Costs and expenses:
Cost of sales and direct operating	1,607,614	1,291,925	390,821	345,381
Sales, marketing and administration	665,275	536,069	184,288	143,091
Product development	236,401	194,790	58,860	53,769
Depreciation and amortization	218,136	222,725	55,447	54,017
Amortization of acquisition-related intangible assets	118,893	88,681	29,402	24,960
Merger and spin-off costs	6,168	(2,547)	3,092	(4,565)

	2,852,487	2,331,643	721,910	616,653

Income from operations	703,384	623,609	195,255	187,648
Interest income	8,222	6,048	2,989	1,759
Interest expense	(28,536)	(11,653)	(6,363)	(3,799)
Gain on sale of Brut and other income (expense)	78,066	(2,880)	(1,296)	—

Income before income taxes	761,136	615,124	190,585	185,608
Income taxes	307,495	244,814	78,706	73,582

Net income	$453,641	$370,310	$111,879	$112,026

Basic net income per common share	$1.57	$1.30	$0.39	$0.39

Shares used to compute basic net income per common share	288,822	285,679	288,476	287,794

Diluted net income per common share	$1.54	$1.27	$0.38	$0.38

Shares used to compute diluted net income per common share	294,891	292,067	294,418	295,082

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Supplemental Income Statement Information

(in thousands)

	Year Ended December 31,		Three Months Ended December 31,
	2004	2003	2004	2003
Revenue:
Investment support systems	$1,839,291	$1,605,741	$465,786	$455,147
Higher education and public sector systems	524,933	178,940	145,315	47,357

Software and processing solutions	2,364,224	1,784,681	611,101	502,504
Availability services	1,191,647	1,170,571	306,064	301,797

	$3,555,871	$2,955,252	$917,165	$804,301

Income from operations:
Investment support systems	$310,217	$301,745	$87,157	$88,364
Higher education and public sector systems	81,611	22,072	19,483	5,513

Software and processing solutions	391,828	323,817	106,640	93,877
Availability services	373,167	339,746	108,927	100,557
Corporate administration	(55,443)	(42,501)	(17,220)	(11,351)
Merger and spin-off costs	(6,168)	2,547	(3,092)	4,565

	$703,384	$623,609	$195,255	$187,648

Operating margin:
Investment support systems	16.9%	18.8%	18.7%	19.4%

Higher education and public sector systems	15.5%	12.3%	13.4%	11.6%

Software and processing solutions	16.6%	18.1%	17.5%	18.7%

Availability services	31.3%	29.0%	35.6%	33.3%

Total	19.8%	21.1%	21.3%	23.3%

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in thousands)

	December 31, 2004	December 31, 2003
Assets:
Current:
Cash and equivalents	$674,946	$478,941
Accounts receivable, net	735,745	623,092
Clearing broker assets	232,450	126,250
Prepaid expenses and other current assets	151,345	135,009

Total current assets	1,794,486	1,363,292
Property and equipment, net	620,293	562,325
Software products, net	352,722	220,091
Customer base, net	556,965	398,765
Other assets, net	45,958	101,236
Goodwill	1,824,217	1,354,398

Total Assets	$5,194,641	$4,000,107

Liabilities and Stockholders’ Equity:
Current:
Short-term and current portion of long-term debt	$45,332	$12,943
Accounts payable and accrued expenses	492,353	396,086
Clearing broker liabilities	208,730	120,357
Deferred revenue	629,710	517,999

Total current liabilities	1,376,125	1,047,385
Long-term debt	509,046	186,854
Deferred income taxes	57,834	—

Total liabilities	1,943,005	1,234,239
Stockholders’ equity	3,251,636	2,765,868

Total Liabilities and Stockholders’ Equity	$5,194,641	$4,000,107

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Net Income to Net Income Excluding Merger-related and Spin-off Items and Gain on sale of Brut

The Company has an active acquisition program, but does not budget for acquisitions because it cannot predict when transactions will occur or how much merger costs and related items, if any, will be recorded as expenses. Most merger costs are not recorded as expenses because they are required to be capitalized as part of the purchase price. Expensed merger-related items may not occur in every reporting period and, when they do occur, may fluctuate significantly in amount.

In addition, in 2004, the Company recorded two other types of unbudgeted items: costs incurred through December 31 related to the planned spin-off of its availability services business, and a gain related to the sale of Brut.

Accordingly, when assessing its financial results, the Company focuses on results before merger-related and spin-off items and the Brut gain. The following information concerning merger-related and spin-off items and the Brut gain is presented in order to show their impact on net income and diluted net income per common share.

	Year Ended December 31,		Three Months Ended December 31,
(in thousands, except per-share amounts)	2004	2003	2004	2003
Net income	$453,641	$370,310	$111,879	$112,026

Merger and spin-off costs:
Costs associated with the acquisition of Sherwood Int’l plc (Sherwood):
Facility shut-down and severance costs	1,241	176	1,241	(89)
Costs associated with the acquisition of Caminus Corporation:
Purchased in-process research and development costs	—	910	—	—
Facility shut-down and severance costs	—	843	—	—
Costs associated with the acquisition of Guardian iT plc (Guardian):
Adjustment of previously expensed facility shut-down and severance costs	(149)	—	(149)	—
Facility shut-down costs	—	2,317	—	2,317
Costs associated with the acquisition of Availability Solutions business of Comdisco, Inc.:
Gain on sale of non-operating facility	—	(6,563)	—	(6,563)
Adjustment of previously expensed facility shut-down and severance costs	(424)	(230)	—	(230)
Costs associated with the proposed spin-off of SunGard Availability Services:
Accounting, investment banking, legal and other costs	5,500	—	2,000	—

	6,168	(2,547)	3,092	(4,565)

Other (income) expense:
Items related to the acquisition of Sherwood:
Loss on foreign currency purchased in advance of closing of the acquisition	—	1,105	—	—
Equity in after-tax loss for the period between the acquisition of a 29.5% interest and the completion of the acquisition	—	1,775	—	—
Gain on sale of Brut	(78,066)	—	1,296	—

	(78,066)	2,880	1,296	—

Total merger-related and spin-off items and gain on sale of Brut	(71,898)	333	4,388	(4,565)
Tax effect of merger-related and spin-off items and gain on sale of Brut	(31,800)	(478)	(717)	(1,709)

After-tax effect of merger-related and spin-off items and gain on sale of Brut	(40,098)	811	5,105	(2,856)

Net income, excluding merger-related and spin-off items and gain on sale of Brut	$413,543	$371,121	$116,984	$109,170

Diluted net income per common share	$1.54	$1.27	$0.38	$0.38

Diluted net income per common share, excluding merger-related and spin-off items and gain on sale of Brut	$1.40	$1.27	$0.40	$0.37

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 2. Availability Services Financial Data

In connection with the planned spin-off by SunGard Data Systems Inc. (SunGard) of its availability services business announced on October 4, 2004, SunGard Availability Inc. filed an Information Statement on Form 10 with the Securities and Exchange Commission on December 30, 2004. The Information Statement included combined financial statements of the availability services business for the nine-month period ended September 30, 2004 and the year ended December 31, 2003. Below is the financial information for the years ended December 31, 2004 and 2003.

SunGard Availability Services

Combined Condensed Income Statements

(in thousands)

	Year Ended December 31, 2004
	Availability Services Reporting Segment (A)	Data Center Transfer (1) (B)	Carve-out Adjustments and Corporate Allocations (C)		SunGard Availability Inc. (A - B + C)

Revenue	$1,191,647	$32,015	$9,495	(2)	$1,169,127

Operating expenses, excluding merger and spin-off costs	818,480	23,446	23,733	(2,3)	818,767
Merger and spin-off costs	—	—	2,176	(4)	2,176

Income from operations	373,167	8,569	(16,414)		348,184
Interest income	1,365	—	—		1,365
Interest expense	(925)	—	(23,002	) (5)	(23,927)

Income before income taxes	373,607	8,569	(39,416)		325,622
Income taxes	151,796	3,482	(16,015)		132,299

Net income	$221,811	$5,087	$(23,401)		$193,323

	Year Ended December 31, 2003
	Availability Services Reporting Segment (A)	Data Center Transfer (1) (B)	Carve-out Adjustments and Corporate Allocations (C)		SunGard Availability Inc. (A - B + C)

Revenue	$1,170,571	$39,997	$5,564	(2)	$1,136,138

Operating expenses, excluding merger costs	830,825	21,276	16,683	(2,3)	826,232
Merger costs	—	—	(4,476	) (4)	(4,476)

Income from operations	339,746	18,721	(6,643)		314,382
Interest income	1,104	—	—		1,104
Interest expense	(2,327)	—	(36,315	) (5)	(38,642)

Income before income taxes	338,523	18,721	(42,958)		276,844
Income taxes	141,647	7,833	(17,975)		115,839

Net income	$196,876	$10,888	$(24,983)		$161,005

(1)	The data center transfer represents the carve-out of a data center previously managed by Availability Services which is being transferred to and managed by the software and processing business.
(2)	Availability services affiliated transactions with SunGard.
(3)	General corporate expense allocation of $14,238 in 2004 and $11,119 in 2003, based on the average of the relationship of SunGard corporate expenses to revenue and to the number of employees. The allocations are primarily for cash management, legal, accounting, tax, internal audit, investor relations, corporate marketing and human resources.
(4)	Costs applicable to the availability services business.
(5)	Interest expense related to notes with SunGard.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 3. Software and Processing Solutions Business Financial Data

In connection with the planned spin-off by SunGard Data Systems Inc. (SunGard) of its availability services business announced on October 4, 2004, the Company furnished on Form 8-K pro forma condensed financial information of the software and processing solutions business on December 30, 2004. The Form 8-K included pro forma combined financial information for the nine months ended September 30, 2004 and the year ended December 31, 2003. Below is the pro forma combined financial information for the years ended December 31, 2004 and 2003.

SunGard Data Systems Inc.

Pro Forma Combined Condensed Income Statements

(in thousands, except per-share amounts)

	For the year ended December 31, 2004
	Consolidated SunGard (A)	SunGard Availability Inc. (1) (B)	Pro Forma Adjustments (C)		Pro Forma Software and Processing Solutions Business (A - B + C)
Revenue	$3,555,871	$1,169,127	$9,495	(2)	$2,396,239

Operating expenses, excluding merger and spin-off costs	2,846,319	818,767	23,733	(2,3)	2,051,285
Merger and spin-off costs	6,168	2,176	—		3,992

Income from operations	703,384	348,184	(14,238)		340,962
Interest income	8,222	1,365	—		6,857
Interest expense	(28,536)	(23,927)	(9,659	) (4)	(14,268)
Gain on sale of Brut	78,066	—	—		78,066

Income before income taxes	761,136	325,622	(23,897)		411,617
Income taxes	307,495	132,299	(9,709)		165,487

Net income	$453,641	$193,323	$(14,188)		$246,130

Basic net income per common share	$1.57				$0.85

Diluted net income per common share	$1.54				$0.83

Shares used to compute net income per common share:
Basic	288,822				288,822

Diluted	294,891				294,891

	For the year ended December 31, 2003
	Consolidated SunGard (A)	SunGard Availability Inc. (1) (B)	Pro Forma Adjustments (C)		Pro Forma Software and Processing Solutions Business (A - B + C)
Revenue	$2,955,252	$1,136,138	$5,564	(2)	$1,824,678

Operating expenses, excluding merger costs	2,334,190	826,232	16,683	(2,3)	1,524,641
Merger costs	(2,547)	(4,476)	—		1,929

Income from operations	623,609	314,382	(11,119)		298,108
Interest income	6,048	1,104	—		4,944
Interest expense	(11,653)	(38,642)	(32,816	) (4)	(5,827)
Other income (expense)	(2,880)	—	—		(2,880)

Income before income taxes	615,124	276,844	(43,935)		294,345
Income taxes	244,814	115,839	(18,384)		110,591

Net income	$370,310	$161,005	$(25,551)		$183,754

Basic net income per common share	$1.30				$0.64

Diluted net income per common share	$1.27				$0.63

Shares used to compute net income per common share:
Basic	285,679				285,679

Diluted	292,067				292,067

(1)	The SunGard Availability Inc. financial statements are discussed in Note 2.
(2)	Availability services affiliated transactions with SunGard.
(3)	The operating expense adjustments include the add-back of corporate costs of $14,238 in 2004 and $11,119 in 2003, that were required to be included in the historical combined financial statements of the availability services business.
(4)	For purposes of the pro forma combined income statements, total SunGard interest expense is assumed to be split equally.